Exhibit 10.4
July 1, 2008
Home Solutions of America, Inc.
1500 Dragon St.
Suite B
Dallas, TX 75207
Gentlemen:
We refer to (i) the Credit Agreement dated as of November 1, 2006, (ii) the Forbearance Agreement dated as of February 6, 2008 (iii) Amendment No. 1 to Forbearance Agreement dated on or about June 3, 2008 and (iv) proposed Amendment No. 2 to Forbearance Agreement (the “Second Amendment”), each of which is among Home Solutions of America, Inc. (“HSOA”), the guarantors named therein, the lenders party thereto (the “Lenders”) and Texas Capital Bank, National Association, as administrative agent (the “Agent”).
All terms used herein that are defined in the Second Amendment shall have the same meanings herein.
In satisfaction of the requirements of paragraph 3 (i) of the Second Amendment:
(a) EvenFlow Funding, LLC (“EvenFlow”) has previously purchased for an aggregate purchase price of $3.5 million, 350,000 shares of Series C Convertible Preferred Stock at a purchase price of $10 per share, convertible into 3,500,000 shares of common stock of HSOA at a conversion price of $1.00 per share, which such Series C Convertible Preferred Stock was subsequently re-designated as Series C1 Convertible Preferred Stock (the “Initial Investment”).
(b) Subsequent to the Initial Investment, EvenFlow purchased, for an aggregate purchase price of $1.5 million, 150,000 shares of Series C2 Convertible Preferred Stock at a purchase price of $10 per share, convertible into 1,500,000 shares of common stock of HSOA at a conversion price of $1.00 per share (the “Subsequent Investment”).
(c) In connection with the sale by HSOA of substantially all of the assets (the “Asset Sale”) of P.W. Stephens, Inc., a California corporation (“PWS”), Michael J. McGrath, Jr. (“McGrath”), has provided a certain guaranty (the “McGrath Guaranty”) in favor of PWS, of a certain Promissory Note (the “Note”) in the original principal amount of Five Hundred Thousand Dollars ($500,000.00), which such Note was issued by Home Solutions Restoration of Louisiana, Inc., a Louisiana corporation, in favor of PWS, and which such Note and McGrath Guaranty were assigned by PWS to P.W. Stephens Environmental, Inc., a Delaware corporation, in connection with such Asset Sale.

Personal Commitment of McGrath
In satisfaction of the requirements of paragraph 3 (ii) of the Second Amendment, by his signature below, McGrath hereby commits to fund EvenFlow (or such other entity as shall provide the Additional Funding Commitment) in an amount no less than $2,000,000 in the event Borrower does not satisfy all Payoff Conditions on or before August 1, 2008 (the “McGrath Commitment”).
Commitments of HSOA
(a) In consideration of the McGrath Guaranty and the McGrath Commitment, and irrespective of whether McGrath is required to pay or fund any amounts in connection therewith, the Company shall, no later than September 1, 2008, at its options either (i) pay to McGrath the sum of $250,000 in immediately available funds, or (ii) issue to McGrath (or, at his election, to EvenFlow), the Warrant in the form attached hereto as Annex I1 (the “Guaranty and Commitment Payment”).
(b) In addition to the Guaranty and Commitment Payment, to the extent that McGrath pays or funds any amounts under the McGrath Guaranty and/or the McGrath Commitment, HSOA shall, on the effective date(s) of such payment or Funding, issue to McGrath (or, at his election, to EvenFlow), (i) additional shares of C1 Convertible Preferred Stock equal to the amounts paid or funded by McGrath pursuant to such McGrath Guaranty and/or the McGrath Commitment, divided by ten (10) (the “Additional Shares”), and (ii) a Warrant, in the form attached hereto as Annex II, providing McGrath (or, at his election, EvenFlow) with the right to purchase HSOA common stock in an amount equal to twenty times (20X) the number of Additional Shares.2 3
The Additional Shares and the Warrant (if any) will be issued on the same or substantially better terms as those contained in the purchase documentation entered into by HSOA and EvenFlow in connection with its prior purchases of C1 Convertible Preferred Stock, subject to the terms of this letter and the footnotes contained herein.
By way of example and not limitation, if McGrath pays $250,000 in support to the McGrath Guaranty and funds $1,000,000 in connection with the McGrath Commitment, McGrath (or, at his election, EvenFlow) would receive (y) 125,000 shares of Series C1 Convertible Preferred Stock, and (z) a Warrant (in the form attached hereto as Annex II) providing McGrath (or, at his election, EvenFlow) with the right to purchase 2,500,000 shares of HSOA common stock at .01 per share.
(Signature Page Follows)

[1]	Warrant to provide for the purchase of 373,134 shares of HSOA common stock at .01 per share, with all of such warrant shares exercisable immediately and expiring on September 1, 2014.

[2]	Warrant to provide for the purchase of shares at .01 per share, with half of such warrants exercisable immediately and half of such shares exercisable one year thereafter.

[3]	The Certificate of Designation should be modified to authorize sufficient C1 Convertible Preferred to satisfy any obligations pursuant to this letter.

The Lenders are hereby designated as third party beneficiaries to this letter.
This letter may be executed in counterparts, all of which when taken together shall constitute but one and the same agreement.
If you are in agreement with the foregoing, kindly sign and return a copy hereof to the undersigned, together with a copy hereof acknowledged by the Agent.

Very truly yours, EVENFLOW FUNDING, LLC
BY:
Name:
Title:

Michael J. McGrath, Jr., an individual

ACCEPTED: HOME SOLUTIONS OF AMERICA, INC.
BY:
	Name:	Frank Fradella
	Title:	President & CEO

TEXAS CAPITAL BANK, NATIONAL
ASSOCIATION, for itself and as Agent,
Hereby confirms that the foregoing letter meets
The requirements of paragraph 3 of the
Second Amendment and that all Conditions
Precedent to the effectiveness of the Second
Amendment have been satisfied.

BY:
Name:
Title: